                                                                     EXHIBIT 4.5


                          DEBENTURE PURCHASE AGREEMENT


                                     BETWEEN


                    SOUTH TEXAS DRILLING & EXPLORATION, INC.


                                       AND


                          WEDGE ENERGY SERVICES, L.L.C.

                                TABLE OF CONTENTS


                                                                                             Page
ARTICLE I     PURCHASE OF CONVERTIBLE DEBENTURE................................................1
   1.1    Purchase by WEDGE....................................................................1
   1.2    Letter of Credit.....................................................................1
   1.3    Definitions..........................................................................1

ARTICLE II    ADDITIONAL AGREEMENTS............................................................2
   2.1    Grant of Preemptive Rights...........................................................2
   2.2    Material Adverse Effect..............................................................3
   2.3    Company Right of First Offer.........................................................3
   2.4    The Closing..........................................................................4

ARTICLE III   REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND WEDGE..........................4
   3.1    The Company hereby acknowledges and expressly reconfirms all warranties and representations contained in Article IV of the Debenture.............................4
   3.2    WEDGE represents and warrants that:..................................................4

ARTICLE IV    REGISTRATION RIGHTS..............................................................5
   4.1    Registration Rights..................................................................5

ARTICLE V     AFFIRMATIVE COVENANTS............................................................5
   5.1    Conditions to Obligations of WEDGE...................................................5
   5.2    Deliveries...........................................................................6
   5.3    Acquisition and Financing Transactions...............................................6

ARTICLE VI    NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES............................6
   6.1    Nature of Statements.................................................................6
   6.2    Survival of Representations and Warranties...........................................6
   6.3    Indemnity by the Company.............................................................6
   6.4    Indemnity by WEDGE...................................................................6
   6.5    Limitation of Liability..............................................................7

ARTICLE VII   AFFIRMATIVE COVENANTS............................................................7
   7.1    Approval of Shareholders.............................................................7
   7.2    Board Seats..........................................................................7
   7.3    Inspection of Property, Books and Records............................................7



ARTICLE VIII  NEGATIVE COVENANTS...............................................................8
   8.1    Reorganization, Stock Dividends, Reclassification,
          Subdivision or Stock Issuances.......................................................8

ARTICLE IX    DEFAULT..........................................................................8
   9.1    Event of Default.....................................................................8
   9.2    Default Remedies.....................................................................8

ARTICLE X     MISCELLANEOUS....................................................................8
   10.1   Conflict of Agreement................................................................8
   10.2   Counterparts.........................................................................8
   10.3   Amendments...........................................................................8
   10.4   Governing Law........................................................................8
   10.5   Severability.........................................................................8
   10.6   Injunctive Relief....................................................................9
   10.7   Term.................................................................................9
   10.8   Notices..............................................................................9
   10.9   Headings............................................................................10
   10.10  Arbitration.........................................................................10

                          DEBENTURE PURCHASE AGREEMENT

         THIS DEBENTURE PURCHASE AGREEMENT (the "Agreement"), is entered into this 30th day of March, 2001, among SOUTH TEXAS DRILLING & EXPLORATION, INC. (the "Company"), a corporation incorporated under the laws of the State of Texas, whose principal place of business is at 9310 Broadway, Building I, San Antonio, Texas 78217 and WEDGE ENERGY SERVICES, L.L.C., a limited liability company organized under the laws of the State of Delaware, whose principal place of business is at 1415 Louisiana, Suite 3000, Houston, Texas 77002 ("WEDGE").

                                    RECITALS

         WHEREAS, on the date hereof, the Company will enter into the Debenture Agreement of even date herewith in the form attached hereto as Exhibit A ( the "Debenture") pursuant to the payment of $9,000,000 cash by WEDGE to the Company;

         WHEREAS, WEDGE has previously acquired 4,841,007 shares of common stock of the Company; and

         WHEREAS, in connection with the issuance of the Debenture, the parties have agreed, among other things, that WEDGE will have the right to convert the Debenture as provided therein and certain preemptive rights to participate in all future debt or equity offerings in the Company;

         NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I
                        PURCHASE OF CONVERTIBLE DEBENTURE

         1.1 Purchase by WEDGE. The Company hereby agrees to sell, and WEDGE agrees to purchase, the 4.86% Convertible Subordinated Debenture, Series A, due March 29, 2002, for the aggregate amount of $9,000,000 payable upon WEDGE tendering to the Company, by wire transfer, the cash sum of $9,000,000. Attached hereto as Exhibit "A" is the form of Debenture which sets forth all rights of WEDGE, as a holder of such Debenture, and all duties and obligations of the Company, as the issuer of same. The Company and WEDGE hereby expressly incorporate all terms and conditions of the Debenture as if it were set out in their entirety in this Section 1. 1.

         1.2 Letter of Credit. As further consideration for tendering the Debenture, WEDGE agrees to cause to be issued that certain letter of credit in the amount of $6,000,000 on behalf of the Company as a credit enhancement on behalf of the Frost National Bank.

         1.3 Definitions. All capitalized terms, not otherwise defined herein, shall have the meaning ascribed to them in the Debenture.

                                   ARTICLE II
                              ADDITIONAL AGREEMENTS

         2.1 Grant of Preemptive Rights. The Company hereby grants to WEDGE the preemptive right to acquire a percentage of any additional capital stock of any class or series, or debt convertible into capital stock, ("Preemptive Right Securities") the Company may issue equal to the percentage of the Company's outstanding common stock (assuming the conversion of all outstanding convertible preferred stock or debt) held by WEDGE immediately preceding any such issuance of common stock. This preemptive right shall terminate in the event WEDGE holds less than 10% of the outstanding common stock of the Company. This preemptive right shall also terminate four (4) years from the date hereof.

                  (a) Issuances for Cash. WEDGE'S preemptive rights occasioned by the issuance by the Company of Preemptive Right Securities in exchange for cash shall include the right to purchase such Preemptive Right Securities at the same purchase price and other terms as the other purchasers of such Preemptive Right Securities, except in the case of an underwritten public offering of securities registered under the Securities Act of 1933, as amended, in which case WEDGE's purchase price shall be the price at which the Preemptive Right Securities are offered to the public. Upon receipt of written notice from the Company of its preemptive right to purchase Preemptive Right Securities offered for cash WEDGE shall provide notice of its intent to exercise or not to exercise its rights to the Company in writing, within 10 days of its receipt of such notice from the Company and failure to provide notice within such 10 days shall be deemed to be a waiver of such rights. Any issuance of Preemptive Right Securities for cash not completed within 60 days of the date notice is provided by the Company to WEDGE as provided in the previous sentence hereof shall be deemed to be a new issuance of Preemptive Rights Securities to which this subparagraph applies. This preemptive right shall not apply to the issuance of capital stock issued pursuant to warrants, options, or other rights to acquire capital stock currently outstanding or which may be granted by the Company to any employee, consultant or director as incentive for any such employee, consultant or director to become or remain associated with the Company or to provide services to the Company which has been or will be issued under the Company's 1995 Stock Option Plan or its 1999 Stock Option Plan for shares of common stock which may be issued under such 1999 Option Plan up to 1,500,000, or any other option plan, option, warrant or other rights to acquire capital stock which is or has been approved by the shareholders of the Company.

                  (b) Issuances for Other than Cash. WEDGE's preemptive rights occasioned by the issuance by the Company of Preemptive Right Securities in exchange for assets other than cash shall include the right to purchase such Preemptive Right Securities at a cash price per share (or other security unit) equal to the value per share (or other security unit) received by the Company as consideration for the issuance of the Preemptive Right Securities giving rise to WEDGE's rights as reflected on the regularly prepared financial statements of the Company. Provided, however, that if such Preemptive Right Securities are regularly traded, or are convertible into securities which are regularly traded, then the purchase price per share (or other security unit) shall be no less than the average of the average daily trading price of actual trades of such Preemptive Right Securities (or regularly trading securities into which such Preemptive Right Securities may be converted) for the 30 trading days preceding the date on which written notice of WEDGE's preemptive rights is delivered to WEDGE according to the following sentence. Upon receipt of written notice from the Company of its preemptive right to purchase Preemptive Right Securities offered for other than cash WEDGE shall provide notice of its intent to exercise or not to exercise its rights to the Company in writing within 10 days of its receipt of such notice from the Company and failure to provide notice within such 10 days shall be deemed to be a waiver of such rights. Any issuance of Preemptive Right Securities for other than cash not completed within 120 days of the date notice is provided by the Company to WEDGE as provided in the previous sentence hereof shall be deemed to be a new issuance of Preemptive Rights Securities to which this subparagraph applies. All else notwithstanding, WEDGE shall have no preemptive rights incident to a merger, plan of exchange or other combination involving the Company requiring the approval of the shareholders of the Company and regarding which such approval is obtained.

         2.2 Material Adverse Effect. For purposes of this Agreement, the term "Material Adverse Effect" shall mean an event, circumstance, loss, development or effect (individually or in the aggregate) when considered in light of the total operations of the Company, would prohibit the Company from engaging in any material aspect of its business or result in a material adverse change in the business, operations, properties, prospects or assets of the Company, or if measured monetarily, would exceed $100,000.

         2.3 Company Right of First Offer. WEDGE agrees that it will not sell, transfer or otherwise make a disposition of any common stock of the Company other than into the public trading market under Rule 144 or incident to any registration right granted by the Company to WEDGE without first offering the stock WEDGE desires to transfer (the "Disposition Stock") to the Company in writing (the "Disposition Notice") at the price and other terms (the "Disposition Terms") under which WEDGE desires to transfer the Disposition Stock. Upon receipt of any Disposition Notice the Company shall have the assignable right to acquire the Disposition Stock from WEDGE under the Disposition Terms at any time within 45 days following the Company's receipt of the Disposition Notice (the "Company Disposition Period") so long as the Company shall provide WEDGE with an affirmative written acknowledgment of its intent to acquire the Disposition Stock within 10 days from the Disposition Notice. If the Company or its assignee does not tender to WEDGE everything required to purchase the Disposition Stock under the Disposition Terms within the Company Disposition Period, WEDGE may complete a disposition of the Disposition Stock to any third party in a matter conforming to applicable securities laws during the 45 day period following the end of the Company Disposition Period, but not thereafter unless the procedures of this paragraph are again complied with. The requirements of this paragraph shall not apply to the pledge or gift of the Company's common stock by WEDGE or a disposition to an affiliate of WEDGE or to a disposition approved by the Board of Directors of the Company. Provided, however, any affiliate transferee or donee of the common stock shall first be required to agree in writing to be bound by the terms of this paragraph. WEDGE agrees that certificates representing the common stock of the Company subject to this paragraph may be legended in order to provide notice of the application of this paragraph to third parties.

         2.4 The Closing. The closing of the transactions provided for in
Section 1 of this Agreement (herein called the "Closing") shall take place at the offices of Matthews & Branscomb, P.C., 112 East Pecan St., Suite 1100, San Antonio, Texas, on or before March 30,2001 (the "Closing Date").

                                   ARTICLE III
             REPRESENTATIONS AND WARRANTIES BY THE COMPANY AND WEDGE

         3.1 The Company hereby acknowledges and expressly reconfirms all warranties and representations contained in Article IV of the Debenture.

         3.2 WEDGE represents and warrants that:

                  (a) Experience. WEDGE is an "accredited investor" within the meaning of Regulation D promulgated by the Securities and Exchange Commission under the Act, and (by virtue of its experience in evaluating and investing in private placement transactions of securities in companies similar to the Company) it is capable of evaluating the merits and risks of its investment in the Company. WEDGE acknowledges that it had the opportunity to ask questions of the officers of the Company. In reaching the conclusion that it desires to acquire the Debenture and the Stock upon conversion, WEDGE has evaluated its financial resources and investment position and the risks associated with this investment and acknowledges that it is able to bear the economic risks of this investment.

                  (b) Restricted Securities. As of the date hereof, WEDGE represents, warrants and agrees that it is acquiring the Debenture, and upon conversion the Stock, solely for its own account, for investment, and not with a view to the distribution or resale thereof. WEDGE further represents that its present financial condition is such that it is not under any present necessity or constraint to dispose of such Debenture or the Stock into which it is convertible to satisfy any existing or contemplated debt or undertaking and that the investment is suitable for WEDGE upon the basis of WEDGE's other security holdings, financial situation and needs. WEDGE acknowledges and understands that it must bear the economic risk of this investment for an indefinite period of time because the Stock must be held indefinitely unless subsequently registered under the Act and applicable state and other securities laws or unless an exemption from such registration is available.

                  (c) Unregistered Stock. WEDGE is aware that the Debenture and the Stock have not been registered under the Act, and that, accordingly, the Stock must be held unless it is subsequently registered under said Act or unless, in the opinion of counsel reasonably satisfactory to the Company, a sale or transfer may be made without registration thereunder. WEDGE agrees that any certificates evidencing the Stock must bear a standard legend restricting the transfer thereof consistent with the foregoing and that a notice may be made in the records of the Company or its transfer agent restricting the transfer of the Stock in a manner consistent with the foregoing.

                                   ARTICLE IV
                               REGISTRATION RIGHTS

         4.1 Registration Rights. Upon conversion of the Debenture into common stock as provided in Article VII of the Debenture, the Company and the Holder shall agree to abide by and honor the terms of that certain Registration Rights Agreement executed simultaneously herewith and attached hereto as Exhibit "B".

                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

         5.1 Conditions to Obligations of WEDGE. The obligations of WEDGE under this Agreement shall, except as may be waived in writing by WEDGE, be subject to the following conditions:

                  (a) Company's Representations and Warranties True at Closing. WEDGE shall not have discovered any material error, misstatement or omission in the representations and warranties made by the Company in
         Article III above which such error, misstatement or omission remains uncured; and the Company shall have performed and complied with in all material respects all agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing.

                  (b) Opinion of Counsel for the Company. Attached hereto as Exhibit "C" is a true and correct copy of the Opinion of Counsel to be delivered by Matthews and Branscomb, P.C., attorneys for the Company, as approved by counsel for WEDGE.

                  (c) Absence of Restraint. No order to restrain, enjoin or otherwise prevent the consummation of this Agreement or the transactions contemplated hereby shall have been entered; and, on the Closing Date, there shall not be any pending or threatened litigation in any court, or any proceeding by or before any governmental commission, board or agency, with a view to seeking to restrain or prohibit consummation of this Agreement or the .transactions contemplated hereby or in which divestiture, rescission or significant damages are sought in connection with this Agreement or the transactions contemplated hereby, and no investigation by any governmental agency shall be pending or threatened which might result in any such litigation or other proceeding.

                  (d) Company Officers' Certificate. WEDGE shall have received a certificate, dated the Closing Date, of the president, executive vice president and financial officers of the Company (the "Officers' Certificate") to the effect that the representations and warranties relating to the Company or its business, financial condition, properties or assets are true in all material respects at and as of the Closing Date or, to the extent such representations and warranties are made at and as of a specific date, such representations and warranties were true in all material respects, and as of such date.

                  (e) No Material Adverse Effect. No Material Adverse Effect in the results of operations, financial condition or business of the Company taken as a whole shall have occurred, and the Company shall not have suffered any material loss or damages to any of its properties or assets which change, loss or damage materially affects or impairs the ability of the Company to conduct its respective businesses.

                  (f) Consents and Other Approvals. WEDGE shall have received all consents and other approvals which are necessary or required, if any, to consummate this Agreement.

         5.2 Deliveries. WEDGE shall have received (a) Debenture certificates,
(b) a fully executed Registration Rights Agreement, and (c) any other documents which WEDGE may reasonably request to consummate this Agreement and the transactions contemplated hereby.

         5.3 Acquisition and Financing Transactions. The Company shall have closed the acquisition of Mustang Drilling and a debt financing package with The Frost National Bank in an amount of not less than twelve million dollars ($12,000,000).

                                   ARTICLE VI
              NATURE AND SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         6.1 Nature of Statements. All statements contained in any Exhibit or schedule hereto, including the Debenture, or in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties by the Company.

         6.2 Survival of Representations and Warranties. All covenants, agreements, representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing. Generally, all covenants, representations and warranties shall remain effective for a period of 24 months from the date of closing. The representations and warranties of the Company with respect to litigation, ERISA and environmental matters shall remain effective for a period of 48 months from the Closing Date. The representations and warranties of the Company with respect to taxes and title to Stock shall survive for the applicable limitations period established by law. Notwithstanding the foregoing, any bona fide claim which shall have been asserted during any such survival period and the obligation to indemnify for such claim shall continue in effect until such time as such claim shall have been resolve or settled.

         6.3 Indemnity by the Company. The Company shall indemnify and hold harmless WEDGE and the officers, directors, managers, agents, affiliates and representatives of WEDGE or any of them (the "WEDGE Indemnitees") from and against, and shall reimburse the WEDGE Indemnitees from any loss, liability, damage or expense, including reasonable attorneys' fees and costs of investigation incurred as a result thereof, that the WEDGE Indemnitees shall incur or suffer (collectively, the "WEDGE Recoverable Losses"), arising out of or resulting from (a) any misrepresentation by the Company, or (b) breach by the Company of any (i) representation or warranty contained in Article III hereof,
(ii) agreement or covenant under or pursuant to this Agreement, including the Registration Rights Agreement, or (iii) document, certificate, schedule or instrument delivered by or on behalf of the Company pursuant hereto.

         6.4 Indemnity by WEDGE. WEDGE shall indemnify and hold harmless the Company and the officers, directors, agents, affiliates and representatives of the Company or any of them

(the "Company Indemnitees") from and against, and shall reimburse the Company Indemnitees for any loss, liability, damage or expense, including reasonable attorneys' fees and cost of investigation incurred as a result thereof, that the Company Indemnitees shall incur or suffer (collectively, the "Company's Recoverable Losses") resulting from (a) any misrepresentation by WEDGE, or (b) breach by WEDGE of any (i) representation or warranty contained in Article III hereof, (ii) agreement or covenant under or pursuant to this Agreement, or (iii) document, certificate, schedule or instrument delivered by or on behalf of WEDGE in connection herewith.

         6.5 Limitation of Liability. Notwithstanding any liability which the Company or WEDGE may incur in Sections 7.3 and 7.4, respectively, above, the Company shall not be obligated for a WEDGE's Recoverable Loss, and WEDGE shall not be obligated for a Company's Recoverable Loss, unless and until such loss, individually, or in the aggregate, shall have exceed $100,000, in which case such liability shall be for all amounts in excess thereof.

                                   ARTICLE VII
                              AFFIRMATIVE COVENANTS

         7.1 Approval of Shareholders. The Company agrees to immediately, but not later than seven (7) days from the execution hereof, commence preparation and procedures for a special meeting of its Shareholders be held no later than June 30, 2001, for the purpose of causing the Shareholders of the Company to approve the conversion of the Debenture into the Stock.

         7.2 Board Seats. So long as WEDGE shall own at least 10% of the capital stock of the Company, the Board of Directors agrees to support and cause to be placed on the ballot at each election of Directors not less than one name which shall be provided by WEDGE and which shall be a WEDGE nominee to the Board of Directors of the Company (the "WEDGE Board Nominee"). So long as WEDGE shall own at least 25% of the capital stock of the Company, the Board of Directors agrees to support and cause to be placed on the ballot at each election of Directors not less than two names which shall be provided by WEDGE and which shall be nominees to the Board of Directors of the Company. The Company shall take all necessary steps to cause the immediate appointment of a second WEDGE Board Nominee to the Board of Directors of the Company within fifteen (15) days from the Closing Date. Additionally, at least one WEDGE Board Nominee shall be appointed to serve on the audit committee and compensation committee of the Board of Directors.

         7.3 Inspection of Property, Books and Records. The Company shall (a) keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to its business activity, (b) permit representatives of WEDGE to visit and inspect any of its properties and to examine and make abstracts from any of its books and records at their customary location during normal business hours or at such other times as WEDGE may reasonably request, and as often as may be reasonably desired for use by WEDGE, and to discuss the business, operations, properties and financial and other condition of the Company with the Company's officers and employees. Additionally, the Company will adhere to the requirements of Section 3.01 of the Debenture by providing all financial and business information and statements required therein within the time frames provided.

                                  ARTICLE VIII
                               NEGATIVE COVENANTS

         8.1 Reorganization, Stock Dividends, Reclassification, Subdivision or Stock Issuances. The Company will not (a) enter into a reorganization, consolidation, merger, lease or sale with another entity in connection with the sale, transfer or conveyance of its Common Stock or assets, (b) subdivide or reclassify the outstanding Common Stock into a greater or lesser number of shares, or (c) issue any additional shares of its capital stock, unless it shall have given WEDGE at least fifteen (15) days' advance written notice.

                                   ARTICLE IX
                                     DEFAULT

         9.1 Event of Default. As used in this Agreement, the term "Event of Default" shall mean any of the following:


                  (a) any default of any kind or nature under Section 8.01 of the Debenture;

                  (b) any breach of any representation or warranty contained in
         Article III herein in any material respect as of the date of issuance or making thereof; or

                  (c) any default in the observance of any affirmative covenant set forth in Article VI herein which is not remedied within 30 days after written notice thereof to the Company by WEDGE.

         9.2 Default Remedies. Upon the occurrence of an Event of Default, WEDGE shall be entitled to enforce all rights and remedies provided in Section 8.02 of the Debenture, in addition to all other rights and remedies it may be entitled to at equity or under law.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.1 Conflict of Agreement. The parties agree that in the event that any of the terms or conditions of this Agreement shall conflict with the terms or conditions of the Debenture, the Debenture shall govern.

         10.2 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which together shall constitute one agreement.

         10.3 Amendments. This Agreement may be amended, modified or terminated only by a written instrument signed by the parties hereto.

         10.4 Governing Law. This Agreement shall in all respects be governed by and shall be construed in accordance with the laws of the State of Texas.

         10.5 Severability. If any provision or part thereof of this Agreement is found to be prohibited, unenforceable or invalid under the laws of any jurisdiction, the provision or part thereof shall be ineffective only to the extent of such prohibition, unenforceability or invalidity under the applicable law without effecting the enforceability or validity of such provision in any other jurisdiction and without invalidating the remainder of such provision or other provisions in this Agreement.

         10.6 Injunctive Relief. The Company acknowledges that a breach of any of the provisions hereof would cause irreparable harm to WEDGE and agrees that in the event of any such threatened breach WEDGE shall be entitled to injunctive relief and that it shall not be required to post any bond in excess of $1,000.

         10.7 Term. Defined terms not defined herein shall have the meaning ascribed thereto in the Debenture.

         10.8 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed, first-class postage prepaid, by certified mail, return receipt requested.

                  If to WEDGE:

                                    WEDGE Energy Services, L.L.C.
                                    1415 Louisiana
                                    Suite 3000
                                    Houston, Texas 77002
                                    Attention: President

                  with a copy to:

                                    WEDGE Services, L.L.C.
                                    1415 Louisiana
                                    Suite 3000
                                    Houston, Texas 77002
                                    Attention: General Counsel

                  with a copy to:

                                    Darryl M. Burman, Esq.
                                    DiCecco, Fant & Burman
                                    1900 West Loop South
                                    Suite 1100
                                    Houston, Texas 77027

                  If to the Company:

                                    South Texas Drilling & Exploration, Inc.
                                    9310 Broadway, Building I
                                    San Antonio, Texas 78217
                  with a copy to:

                                    John D. Fisch
                                    Matthews and Branscomb
                                    112 East Pecan Street
                                    Suite 1100
                                    San Antonio, Texas 78205

         10.9 Headings. The headings of the sections of this Agreement have been inserted for convenience or reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof.

         10.10 Arbitration.


Negotiation Period. Any dispute, controversy or claim arising out of or relating to this Agreement, or any alleged breach hereof, will be subject to binding arbitration in accordance with this Section 10.10. If such a dispute, controversy or claim exists, the parties shall attempt for a 30-day period (the "Negotiation Period") from the date any party gives any one or more of the other parties notice (a "Dispute Notice") pursuant to this Section, to negotiate in good faith, a resolution of the dispute. The Dispute Notice shall set forth with specificity the basis of the dispute. During the Negotiation Period, representatives of each party involved in the dispute who have authority to settle the dispute shall meet at mutually convenient times and places and use their best efforts to resolve the dispute.

Commencement of Arbitration. If a resolution is not reached by the parties prior to the end of the Negotiation Period, either party may provide a written request to the American Arbitration Association within ten (10) days from the end of such period requesting the selection of three (3) arbitrators (the "Panel") to arbitrate the parties' respective rights and obligations with respect to the matters set forth in the Dispute Notice. Each arbitrator on the Panel shall be experienced in the arbitration of complex commercial disputes. Discovery. Each party to an arbitration shall be entitled to such discovery as the Panel shall determine is appropriate.

Expenses of Arbitration. The expenses of the Panel shall be paid by the party that does not substantially prevail on the merits in the arbitration (as determined by the award of the Panel).

Location of Arbitration. The arbitration shall take place in Houston, Texas.

AAA Rules. Except as expressly provided in this Section 10.10, the Arbitration shall be conducted in accordance with the Commercial Rules of the America Arbitration Association as then in effect.

Attorneys' Fees and Expenses. The party that substantially prevails on the merits of the arbitration (as defined by the Panel) shall be entitled to reasonable attorneys' fees, costs, expenses, and necessary disbursements in addition to any other relief to which such party may be entitled.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

SOUTH TEXAS DRILLING                             WEDGE ENERGY SERVICES, L.L.C.
 & EXPLORATION, INC.


By: /s/ William Stacy Locke                      By: /s/ Richard E. Blohm, Jr.
   -------------------------                        ---------------------------

Name:                                            Name:
      ----------------------                          ------------------------

Title:
       ---------------------                     -----------------------------




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